Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2018 Third-Quarter Financial Results

Cambridge, Mass., October 24, 2018…Forrester Research, Inc. (Nasdaq: FORR) today announced its 2018 third-quarter financial results.

Third-Quarter Financial Performance

Total revenues were $84.9 million for the third quarter of 2018, compared with $80.4 million for the third quarter of 2017. Research revenues increased 4%, and advisory services and events revenues increased 9%, compared with the third quarter of 2017.

On a GAAP basis, net income was $4.0 million, or $0.21 per diluted share, for the third quarter of 2018, compared with net income of $4.0 million, or $0.22 per diluted share, for the same period in 2017.

On a pro forma basis, net income was $6.0 million, or $0.33 per diluted share, for the third quarter of 2018, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.4 million, and acquisition and integration costs of $1.0 million. This compares with pro forma net income of $5.6 million, or $0.31 per diluted share, for the same period in 2017, which reflects a pro forma tax rate of 40%. Pro forma net income for the third quarter of 2017 excludes stock-based compensation of $2.2 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment losses of $0.8 million.

“Forrester met revenue and operating margin guidance while exceeding EPS guidance for the third quarter of 2018,” said George F. Colony, Forrester’s chairman and chief executive officer. “Our strategy continues to show results. We remain positive about our momentum and growth as we head into the fourth quarter.”

Forrester is providing fourth-quarter 2018 financial guidance as follows:

Fourth-Quarter 2018 (GAAP):

•	Total revenues of approximately $95.0 million to $98.0 million.

•	Operating margin of approximately 9.5% to 11.5%.

•	Other income (expense), net of zero.

•	An effective tax rate of 33%.

•	Diluted earnings per share of approximately $0.36 to $0.39.

Fourth-Quarter 2018 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2018 excludes stock-based compensation expense of $2.1 million to $2.3 million, acquisition and integration costs of $0.5 million to $0.7 million, amortization of acquisition-related intangible assets of $0.4 million to $0.5 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 13.0% to 15.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.49 to $0.52.

Our full-year 2018 guidance is as follows:

Full-Year 2018 (GAAP):

•	Total revenues of approximately $354.0 million to $357.0 million.

•	Operating margin of approximately 6.5% to 7.5%.

•	Other income (expense), net of $0.5 million.

•	An effective tax rate of 31%.

•	Diluted earnings per share of approximately $0.91 to $0.94.

Full-Year 2018 (Pro Forma):

Pro forma financial guidance for full-year 2018 excludes stock-based compensation expense of $8.3 million to $8.5 million, acquisition and integration costs of $1.8 million to $2.0 million, amortization of acquisition-related intangible assets of $1.2 million to $1.3 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $1.33 to $1.36.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.20 per share, payable December 26, 2018, to shareholders of record on December 12, 2018.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2018, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+1 617-613-6070

press@forrester.com

© 2018, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Research services	$56,332	$54,235	$166,332	$160,553
Advisory services and events	28,558	26,134	92,660	86,743

Total revenues	84,890	80,369	258,992	247,296
Operating expenses:
Cost of services and fulfillment	34,361	32,508	107,537	100,814
Selling and marketing	31,051	29,225	96,771	90,355
General and administrative	11,192	10,083	32,871	30,672
Depreciation	1,965	1,607	6,056	4,775
Amortization of intangible assets	402	197	770	582
Acquisition and integration costs	977	—	1,306	—

Total operating expenses	79,948	73,620	245,311	227,198

Income from operations	4,942	6,749	13,681	20,098
Other income, net	319	146	472	248
Losses on investments	(17)	(772)	(62)	(997)

Income before income taxes	5,244	6,123	14,091	19,349
Income tax expense	1,294	2,170	4,086	6,302

Net income	$3,950	$3,953	$10,005	$13,047

Diluted income per common share	$0.21	$0.22	$0.55	$0.72

Diluted weighted average shares outstanding	18,433	18,051	18,353	18,212

Basic income per common share	$0.22	$0.22	$0.55	$0.73

Basic weighted average shares outstanding	18,088	17,747	18,030	17,897

Pro forma data (1):

Income from operations	$4,942	$6,749	$13,681	$20,098
Amortization of intangible assets	402	197	770	582
Acquisition and integration costs	977	—	1,306	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,001	1,088	3,128	3,387
Selling and marketing	261	170	752	535
General and administrative	858	920	2,311	2,501

Pro forma income from operations	8,441	9,124	21,948	27,103

Other income, net	319	146	472	248

Pro forma income before income taxes	8,760	9,270	22,420	27,351

Income tax expense GAAP	1,294	2,170	4,086	6,302
Tax effects of pro forma items (2)	1,292	1,407	2,423	3,222
Adjustment to tax expense to reflect pro forma tax rate (3)	130	131	441	1,416

Pro forma net income	$6,044	$5,562	$15,470	$16,411

Pro forma diluted income per share	$0.33	$0.31	$0.84	$0.90

Pro forma diluted weighted average shares outstanding	18,433	18,051	18,353	18,212

(1)

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in 2018 and 40% in 2017, which excludes items such as any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31% in 2018 and 40% in 2017.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30,	December 31,
	2018	2017
Balance sheet data:
Cash, cash equivalents and marketable investments	$144,452	$134,123
Accounts receivable, net	$38,552	$70,023
Deferred revenue	$128,435	$145,207

	Nine Months Ended
	September 30,
	2018	2017
Cash flow data:
Net cash provided by operating activities	$37,432	$36,863
Purchases of property and equipment	$(3,161)	$(5,806)
Cash paid for acquisitions	$(9,250)	$—
Repurchases of common stock	$(9,946)	$(39,967)
Dividends paid	$(10,839)	$(10,205)

	As of
	September 30,
	2018	2017
Metrics:
Agreement value	$257,500	$237,800
Client retention	74%	76%
Dollar retention	88%	88%
Enrichment	100%	94%
Number of clients	2,357	2,393

	As of
	September 30,
	2018	2017
Headcount:
Total headcount	1,418	1,374
Products and advisory services staff	542	510
Sales force	519	530